Exhibit 8.1
[Form of Opinion of Sullivan & Cromwell LLP]
[S&C Letterhead]
          , 2007
The Bank of New York Company, Inc.,
     One Wall Street,
          New York, New York 10286.
Ladies and Gentlemen:
               We have acted as counsel to The Bank of New York Company, Inc., a New York corporation (“BNY”), in connection with the planned mergers of (i) Mellon Financial Corporation, a Pennsylvania corporation (“Mellon”), with and into The Bank of New York Mellon Corporation, a Delaware corporation (“Newco” and such merger, the “First Step Merger”), and (ii) BNY with and into Newco (the “Second Step Merger,” collectively, the “Mergers”) pursuant to the Agreement and Plan of Merger dated December 3, 2006, as amended and restated as of February 23, 2007 between Mellon, BNY and Newco (the “Agreement”). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.
                For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Mergers will be completed in the manner set forth in the Agreement and in the Registration Statement on Form S-4 of Newco, including the proxy statement/prospectus of BNY and Mellon contained therein (the “Registration Statement”). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from BNY, Mellon and Newco to us dated [•], 2007 (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the representations made in the Representation Letters are, and will be as of the Effective Time, true and complete, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the Representation Letters have been executed by appropriate and authorized officers of BNY, Mellon and Newco.

The Bank of New York Company, Inc.	-2-
     Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, which may change prior to the effective date of the Mergers, that:
     (1)  The Mergers will be treated for U.S. federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Code;
     (2)  Each of Mellon and Newco will be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the First Step Merger and each of BNY and Newco will be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the Second Step Merger;
     (3)  No gain or loss will be recognized on the receipt of Newco Common Stock in exchange for BNY Common Stock or Mellon Common Stock in the Mergers, except with respect to cash received in lieu of fractional shares;
     (4)  A holder’s aggregate tax basis in the shares of Newco Common Stock received in the Mergers (including any fractional shares deemed received and redeemed) will be equal to the holder’s aggregate tax basis in the BNY Common Stock or Mellon Common Stock surrendered; and
     (5)  A holder's holding period in the shares of Newco Common Stock received in the Mergers (including any fractional shares deemed received and redeemed) will include the holder’s holding period for the BNY Common Stock or Mellon Common Stock surrendered.
     This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Mergers under any other laws.
     We hereby consent to the reference to us under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,